Exhibit 10.1
TERMS AND CONDITIONS
PERFORMANCE STOCK OPTIONS
under
COTY INC. EQUITY AND LONG-TERM INCENTIVE PLAN
This instrument (this “Terms and Conditions”) evidences the grant effective on the date set forth in the Participant’s individual compensation letter (the “Grant Date”) of an award of a Performance Stock Option by Coty Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Coty Inc. Equity and Long-Term Incentive Plan, as amended (the “Plan”).

1.
Option Grant. In accordance with the terms of the Plan and subject to these Terms and Conditions, the Company hereby grants to the Participant as of the Grant Date an option (the “Option”) to purchase all or any part of an aggregate of the number of Shares set forth in the Participant’s individual letter (the “Option Shares”). This award is subject to cancellation if the Participant has not executed the Company’s Restricted Covenants Agreement. This Option is a nonqualified stock option and is not intended to be an incentive stock option within the meaning of Code Section 422.

2.	Exercise Price. The Exercise Price of the Option will be the closing price of Company Shares as of the Grant Date.

3.	Vesting and Exercisability of Option. The Participant may exercise this Option only after it has become vested and exercisable in accordance with the following:
(a)Earned Option. The Option shall become earned (“Earned”) upon the achievement of the performance condition set forth on Schedule 1 attached hereto. Any portion of the Option that is not Earned shall be forfeited and cancelled for no consideration in accordance with Schedule 1.
(b)Vesting. Any portion of the Option that is Earned shall vest and become exercisable on the fifth (5th) anniversary of the Grant Date, subject to the Participant’s continuous employment by the Company or an Affiliate through such date.
(c)Change in Control. If, within twelve (12) months following a Change in Control that occurs after the filing date of the Form 10-K for the fiscal year ending June 30, 2021 (the “FY2021 10-K”), (i) the Participant is terminated by the Company or an employing Affiliate without Cause or (ii) the Participant resigns from the Company or an employing Affiliate for Good Reason, any outstanding Option shall vest and become exercisable.

4.	Option Expiration. The Option will expire on the tenth anniversary of the Grant Date (the “Expiration Date”). In no event may the Option be exercised after the Expiration Date.

5.	Transferability of Option.
(a)General. Except as provided in paragraph 5(b), (i) no Option granted under the Plan and these Terms and Conditions may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution and (ii) the Option shall be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its sole discretion, require the Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
(b)Successor Obligations. Subject to applicable law, a vested Option may be transferred to any Successor. Such transferred Option may not be further sold, transferred, pledged, assigned or otherwise alienated by the Successor without the consent of the Committee and shall be subject in all respects to the terms of these Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

6.	Exercise of Option.
(a)Notice of Exercise. After the Option has become vested, and while it remains exercisable in accordance with the terms of these Terms and Conditions, the Participant may exercise the Option in whole or in part on any Exercise Date permitted under Section 16.6 of the Plan (Securities Law Compliance) by delivering a signed, written exercise notice to the Company. The notice shall indicate the number of Shares being purchased. The Option must be exercised as to a whole number of Shares.
(b)Payment of Exercise Price. The Participant must pay the Exercise Price of the Option at the time of exercise as follows: (i) in cash or by check payable to the order of the Company; (ii) by means of a cashless exercise procedure approved by the Committee or its designee; or (iii) any combination of the foregoing.
(c)Withholding Obligation. The withholding obligation upon the Participant’s exercise of the Option must be satisfied by paying the amount of required withholding to the Company. If the Participant does not pay the amount of required withholding to the Company, the Company will withhold from the Shares delivered to the Participant an amount of funds required to cover any Withholding Tax at the maximum statutory rates in the applicable jurisdiction(s) incurred by reason of such exercise of the Option.
(d)Use of Shares. Shares used to satisfy the Exercise Price and/or any required withholding tax will be valued at their Fair Market Value, determined in accordance with the Plan.

(e)Condition of Transfer. The Company will issue no Shares pursuant to the Option before the Participant has paid the Exercise Price and any withholding obligation in full.

7.	Termination of Service. Upon termination of Service with the Company or an Affiliate, the Participant’s right to exercise any Option will be subject to the following rules:
(a)Retirement, Disability or Death. In the event a Participant’s Service terminates after the filing date of the FY2021 10-K by reason of Retirement, Disability or death:
(i)A portion of the Option equal to the product of (x) the then outstanding portion of the Option, and (y) the Applicable Fraction, shall immediately become vested and exercisable.
(ii)The portion of the Option that is vested (whether by application of paragraph 7(a)(i) above or otherwise) on the date the Participant terminates Service due to Retirement, Disability or death shall remain exercisable through the second (2nd) anniversary of the filing date of the Participant’s termination of Service or, if earlier, the Expiration Date, and shall thereafter expire.
(iii)Any unvested portion of the Option as of the filing date of termination (other than any portion thereof that becomes vested pursuant to Section 7.1(a) of the Plan) shall be forfeited and cancelled, without consideration, on the date of the Participant’s termination of Service.
(b)Other Termination of Service. Except as provided in paragraph 3(c), if the Participant’s Service terminates (x) on or prior to the filing date of the FY2021 10-K or (y) after the filing date of the FY2021 10-K for any reason other than Retirement, Disability or death:
(i) Any unvested portion of the Option as of the date of termination shall be forfeited and cancelled on the date of termination; and
(ii)The vested portion, if any, of the Option shall remain exercisable through (i) the ninetieth (90th) day after the Participant’s termination of Service, if the ninety (90) day period commences in an open trading window, or (ii) if the ninety (90) day period commences in a closed trading window, the ninetieth (90th) day commencing from the first day of the next open trading window. Any vested Option remaining outstanding after such date shall thereafter expire.

8.
Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company party’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, these Terms and Conditions or the Option.

9.
Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Option Shares, the Participant will have no rights as a shareholder with respect to those Shares.

10.Securities Law Requirements.
(a)If at any time the Committee determines that issuing Option Shares would violate applicable securities laws, the Company will not be required to issue such Option Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to exercise, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.
(b)No Person who acquires Option Shares under this Agreement may sell the Option Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Option Shares to be sold, or an exemption from the registration requirements of the Securities Act.

11.
No Limitation on Rights of the Company. The grant of the Option does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.
Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, ten (10) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Coty Inc.
350 Fifth Avenue, 17th Floor
New York, New York 11016
Attention: Chief Legal Officer
Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this paragraph 12 by giving such other party written notice of such change, in accordance with the procedures described above.

13.
Successors. All obligations of the Company under these Terms and Conditions will be binding on any success to the Company, whether existence of the of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

14.
Governing Law. To the extent not pre-empted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

15.
Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

16.
Amendment of these Terms and Conditions. These Terms and Conditions may be amended (i) unilaterally by the Committee to the extent provided under the Plan, including pursuant to Section 15.2, or in the reasonable discretion of the Committee in order to adjust the targets for, and/or the calculation (or definition) of, Fixed Costs as a Percentage of Net Revenues in connection with acquisitions, divestitures and brands or lines of business discontinuations or (ii) by a written instrument signed by both parties.

17.
Entire Agreement. These Terms and Conditions, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.

18.
Administration. The Committee administers the Plan and these Terms and Conditions. The Participant’s rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

19.
Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

[The remainder of this page is intentionally left blank.]

[ Schedule 1 ]